Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKE CITY BANK REPORTS RECORD NET INCOME

Income Up 10% for Second Quarter

Warsaw, Indiana (July 16, 2007) –Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record quarterly net income of $5.3 million for the second quarter of 2007, an increase of 10% over the $4.8 million reported for the second quarter of 2006. On a linked quarter basis, net income also increased 10% versus the first quarter of 2007. Diluted net income per share for the quarter was $0.42 versus $0.39 for the comparable period of 2006 and $0.38 for the first quarter of 2007. Net income of $10.0 million for the six months ended June 30, 2007 also established a record for the period and represented an increase of 6% versus $9.4 million for the six months ended June 30, 2006. Diluted net income per common share was $0.81 for the six months ended June 30, 2007, versus $0.76 for the six months ended June 30, 2006.

The Company also announced that the Board of Directors approved a cash dividend for the second quarter of $0.14 per share, payable on August 6, 2007 to shareholders of record as of July 25, 2007. The quarterly dividend represents a 12% increase over the quarterly dividends paid in 2006.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “We are proud of our record performance for the quarter and year-to-date. During the first half of 2007 we continued to experience healthy loan and noninterest fee revenue growth, both of which have contributed to our earnings strength. In particular, we saw strong revenue growth in our Wealth Advisory and investment brokerage fees, which combined for a 36% increase in the quarter versus the comparable period in 2006. In addition, the entire Lake City Bank team has maintained a balanced focus on expense control as we continue to grow our market presence.”

Average total loans for the second quarter of 2007 were $1.39 billion versus $1.25 billion during the second quarter of 2006, an increase of 11%. Total gross loans as of June 30, 2007 were $1.40 billion, an increase of $46.8 million, versus $1.35 billion as of December 31, 2006. Total loans as of June 30, 2006 were $1.28 billion.

Kubacki added, “Our net interest margin expanded slightly in the quarter versus the first quarter of 2007 and the fourth quarter of 2006 and further contributed to our earnings performance, yet our margin continues to be below historical levels. While it is true that our margin has benefited from overall deposit rate stabilization during 2007, general deposit pricing continues to provide a very challenging environment for core retail deposit growth.”

Lakeland Financial’s allowance for loan losses as of June 30, 2007 was $15.4 million, compared to $14.8 million as of March 31, 2007 and $13.8 million as of June 30, 2006. Nonperforming assets totaled $15.3 million as of June 30, 2007 versus $13.9 million as of March 31, 2007 and $6.7 million on June 30, 2006. The ratio of nonperforming assets to loans was 1.09% on June 30, 2007 compared to 1.01% at March 31, 2007 and 0.52% at June 30, 2006. The increase in nonperforming assets for the second quarter of 2007 resulted primarily from the addition of a single borrowing relationship. The long-time borrower is engaged in mobile home financing and rental activities in Northern Indiana. Borrower collateral, including receivables, real estate and certain mobile home units support this credit. There can be no assurances that full repayment of the loans will result. Net charge offs totaled $313,000 in the second quarter of 2007, versus $346,000 during the first quarter of 2007, and $81,000 during the second quarter of 2006. The majority of the charge off activity in the quarter resulted from charge offs related to the nonperforming borrower discussed above.

Kubacki concluded, “The community banking environment in the Midwest has been particularly challenging over the past several years, driven by net interest margin compression and negative trends in asset quality. With respect to net interest margin, we are pleased with the recent stabilization in our margin. On the asset quality front, recent increases in our nonperforming loan totals are concerning, but are being aggressively managed. While our nonperforming levels have increased, our charge off levels were consistent with our recent history. As always, we continue to diligently manage our credit exposure.”

For the three months ended June 30, 2007, Lakeland Financial’s average equity to average assets ratio was 7.56% compared to 7.45% for the first quarter of 2007 and 7.07% for the second quarter of 2006. Average stockholders' equity for the quarter ended June 30, 2007 was $136.3 million versus $131.9 million for the first quarter of 2007 and $119.4 million for the second quarter of 2006. Average total deposits were $1.45 billion for the second and first quarters of 2007, versus $1.38 billion for the second quarter of 2006.

Lakeland Financial Corporation is a $1.8 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION

SECOND QUARTER 2007 FINANCIAL HIGHLIGHTS

(Unaudited – Dollars in thousands except share and Per Share Data)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2007	2007	2006	2007	2006
END OF PERIOD BALANCES
Assets	$ 1,822,818	$ 1,818,260	$ 1,727,561	$ 1,822,818	$ 1,727,561
Deposits	1,408,753	1,498,002	1,408,080	1,408,753	1,408,080
Loans	1,400,973	1,377,926	1,276,310	1,400,973	1,276,310
Allowance for Loan Losses	15,351	14,758	13,792	15,351	13,792
Common Stockholders’ Equity	136,618	134,944	120,344	136,618	120,344
Tangible Equity	131,773	130,003	115,142	131,773	115,142

AVERAGE BALANCES
Assets
Total Assets	$ 1,803,071	$ 1,771,551	$ 1,688,679	$ 1,787,398	$ 1,654,862
Earning Assets	1,693,322	1,664,938	1,567,698	1,679,208	1,536,214
Investments	299,455	295,706	292,305	297,591	291,972
Loans	1,386,229	1,353,378	1,252,919	1,369,894	1,229,514
Liabilities and Stockholders’ Equity
Total Deposits	1,446,833	1,454,083	1,382,497	1,450,438	1,329,090
Interest Bearing Deposits	1,219,574	1,237,542	1,159,398	1,228,508	1,109,096
Interest Bearing Liabilities	1,423,894	1,408,401	1,333,186	1,416,190	1,304,318
Common Stockholders’ Equity	136,264	131,907	119,400	134,097	117,712

INCOME STATEMENT DATA
Net Interest Income	$ 13,681	$ 13,098	$ 13,067	$ 26,779	$ 25,927
Net Interest Income-Fully Tax Equivalent	13,934	13,349	13,353	27,283	26,503
Provision for Loan Losses	906	641	639	1,547	1,092
Noninterest Income	5,138	4,461	4,736	9,599	9,134
Noninterest Expense	10,226	10,128	9,854	20,354	19,604
Net Income	5,255	4,758	4,782	10,013	9,432

PER SHARE DATA
Basic Net Income Per Common Share	$ 0.43	$ 0.39	$ 0.40	$ 0.82	$ 0.78
Diluted Net Income Per Common Share	0.42	0.38	0.39	0.81	0.76
Cash Dividends Declared Per Common Share	0.140	0.125	0.125	0.265	0.125(1)
Book Value Per Common Share (equity per share issued)	11.20	11.07	9.96	11.20	9.96
Market Value – High	23.81	25.92	24.29	25.92	24.29
Market Value – Low	20.71	21.85	20.47	20.71	19.90
Basic Weighted Average Common Shares Outstanding	12,189,997	12,159,768	12,065,143	12,174,966	12,039,628
Diluted Weighted Average Common Shares Outstanding	12,421,178	12,419,975	12,365,933	12,420,834	12,353,954

KEY RATIOS
Return on Average Assets	1.17%	1.09%	1.14%	1.13%	1.15%
Return on Average Common Stockholders’ Equity	15.47	14.63	16.06	15.06	16.16
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	54.33	57.68	55.35	55.95	55.91
Average Equity to Average Assets	7.56	7.45	7.07	7.50	7.11
Net Interest Margin	3.30	3.25	3.41	3.27	3.47
Net Charge Offs to Average Loans	0.09	0.10	0.03	0.10	0.01
Loan Loss Reserve to Loans	1.10	1.07	1.08	1.10	1.08
Nonperforming Assets to Loans	1.09	1.01	0.52	1.09	0.52
Tier 1 Leverage	9.12	9.07	8.87	9.12	8.87
Tier 1 Risk-Based Capital	11.06	10.97	10.90	11.06	10.90
Total Capital	12.10	11.98	11.91	12.10	11.91

ASSET QUALITY
Loans Past Due 90 Days or More	$ 214	$ 334	$ 46	$ 214	$ 46
Non-accrual Loans	15,053	13,438	6,614	15,053	6,614
Net Charge Offs/(Recoveries)	313	346	81	659	72
Other Real Estate Owned	71	71	0	71	0
Other Nonperforming Assets	0	35	0	0	0
Total Nonperforming Assets	15,338	13,878	6,660	15,338	6,660

(1) Cash dividend of $0.125 declared on April 11, 2006 and July 11, 2006.

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of June 30, 2007 and December 31, 2006

(in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$ 51,517	$ 65,252
Short-term investments	6,048	54,447
Total cash and cash equivalents	57,565	119,699

Securities available for sale (carried at fair value)	297,076	296,191
Real estate mortgage loans held for sale	647	2,175

Loans, net of allowance for loan losses of $15,351 and $14,463	1,385,622	1,339,374

Land, premises and equipment, net	25,988	25,177
Bank owned life insurance	21,106	20,570
Accrued income receivable	8,585	8,720
Goodwill	4,970	4,970
Other intangible assets	722	825
Other assets	20,537	19,005
Total assets	$ 1,822,818	$ 1,836,706

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$ 240,370	$ 258,472
Interest bearing deposits	1,168,383	1,217,293
Total deposits	1,408,753	1,475,765

Short-term borrowings
Federal funds purchased	32,000	0
Securities sold under agreements to repurchase	108,990	106,670
U.S. Treasury demand notes	884	814
Other short-term borrowings	90,000	80,000
Total short-term borrowings	231,874	187,484

Accrued expenses payable	14,125	11,959
Other liabilities	476	338
Long-term borrowings	44	45
Subordinated debentures	30,928	30,928
Total liabilities	1,686,200	1,706,519

STOCKHOLDERS' EQUITY
Common stock: 180,000,000 shares authorized, no par value
12,192,898 shares issued and 12,100,995 outstanding as of June 30, 2007
12,117,808 shares issued and 12,031,023 outstanding as of December 31, 2006	1,453	1,453
Additional paid-in capital	17,698	16,525
Retained earnings	123,307	116,516
Accumulated other comprehensive loss	(4,585)	(3,178)
Treasury stock, at cost (2007 - 91,903 shares, 2006 - 86,785 shares)	(1,255)	(1,129)
Total stockholders' equity	136,618	130,187
Total liabilities and stockholders' equity	$ 1,822,818	$ 1,836,706

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months and Six Months Ended June 30, 2007 and 2006

(in thousands except for share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 25,727	$ 22,463	$ 50,447	$ 43,137
Tax exempt	30	74	80	132
Interest and dividends on securities
Taxable	2,786	2,437	5,464	4,998
Tax exempt	618	595	1,220	1,202
Interest on short-term investments	98	274	306	347
Total interest income	29,259	25,843	57,517	49,816

Interest on deposits	13,200	10,753	26,298	19,477
Interest on borrowings
Short-term	1,744	1,394	3,174	3,196
Long-term	634	629	1,266	1,216
Total interest expense	15,578	12,776	30,738	23,889

NET INTEREST INCOME	13,681	13,067	26,779	25,927

Provision for loan losses	906	639	1,547	1,092

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	12,775	12,428	25,232	24,835

NONINTEREST INCOME
Wealth advisory and investment brokerage fees	1,372	1,007	2,304	1,912
Service charges on deposit accounts	1,833	1,907	3,465	3,580
Loan, insurance and service fees	663	625	1,244	1,198
Merchant card fee income	626	568	1,248	1,148
Other income	445	507	938	1,020
Net gains on sales of real estate mortgage loans held for sale	199	178	364	330
Net securities gains (losses)	0	(56)	36	(54)
Total noninterest income	5,138	4,736	9,599	9,134

NONINTEREST EXPENSE
Salaries and employee benefits	5,819	5,525	11,674	11,014
Net occupancy expense	638	612	1,312	1,221
Equipment costs	468	460	913	915
Data processing fees and supplies	723	593	1,382	1,143
Credit card interchange	425	388	814	746
Other expense	2,153	2,276	4,259	4,565
Total noninterest expense	10,226	9,854	20,354	19,604

INCOME BEFORE INCOME TAX EXPENSE	7,687	7,310	14,477	14,365
Income tax expense	2,432	2,528	4,464	4,933
NET INCOME	$ 5,255	$ 4,782	$ 10,013	$ 9,432
BASIC WEIGHTED AVERAGE COMMON SHARES	12,189,997	12,065,143	12,174,966	12,039,628
BASIC EARNINGS PER COMMON SHARE	$ 0.43	$ 0.40	$ 0.82	$ 0.78
DILUTED WEIGHTED AVERAGE COMMON SHARES	12,421,178	12,365,933	12,420,834	12,353,954
DILUTED EARNINGS PER COMMON SHARE	$ 0.42	$ 0.39	$ 0.81	$ 0.76